Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 17, 2016, magicJack VocalTec Ltd., a company organized under the laws of the State of Israel (the “Company”), completed the acquisition of substantially all of the assets and assumed certain liabilities of North American Telecommunications Corporation and subsidiary, d/b/a Broadsmart (“Broadsmart”), pursuant to an Asset Purchase Agreement (the “Agreement”) with the Company, Todd A. Correll, Thomas J. Tharrington (Messrs. Correll and Tharrington are collectively referred to as the "Seller Shareholders"), North American Telecommunications Corporation and subsidiary d/b/a Broadsmart (the "Seller" and collectively with the "Seller Shareholders," referred to as the "Seller Parties"), and magicJack Business Subsidiary, Inc. (the "Purchaser").

Pursuant to the Agreement, the Purchaser acquired all of the Seller's assets, properties and rights of whatever kind, tangible and intangible, and assumed certain liabilities, other than the excluded assets and excluded liabilities under the terms of the Agreement for a total purchase price of $38.0 million in cash and $1.8 million in the Company's stock. Additional consideration of $2.0 million in cash has been placed in escrow to be paid and will be paid to Seller Parties if certain financial targets are met for the fiscal year ending December 31, 2016.

The following unaudited pro forma financial statements of the Company are presented to comply with Article 11 Regulation S-X and follow proscribed SEC guidelines. The historical condensed consolidated financial statements of the Company have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition of Broadsmart’s assets, (2) factually supportable, and (3) expected to have a continuing impact on the Company for the pro forma condensed consolidated statement of operations.

The unaudited pro forma condensed combined balance sheet as of December 31, 2015, presents the pro forma effect of the acquisition of Broadsmart's assets as if the acquisition had occurred on December 31, 2015. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2015, present the pro forma effects as if the acquisition of Broadsmart’s assets occurred on January 1, 2015.

The unaudited pro forma financial statements are presented for informational purposes only and do not purport to present what the Company’s results would have been had the acquisition of Broadsmart’s assets actually occurred on the dates presented or to project the Company’s results from operations or financial position for any future period. These unaudited pro forma financial statements and accompanying notes should be read together with the Company’s audited consolidated financial statements and the accompanying notes, as of and for the fiscal year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 15, 2016 and Broadsmart’s audited consolidated financial statements and the accompanying notes, as of and for the fiscal year ended December 31, 2015 included on Form 8-K/A filed on May 31, 2016.

MAGICJACK VOCALTEC LTD., INC. AND SUBSIDIARY
PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2015
(unaudited)
(in thousands)

	magicJack VocalTec, Ltd. as reported	Broadsmart	Excluded Assets and Liabilities (A)	Broadsmart Pro Forma adjustments		Pro Forma Combined including Broadsmart
ASSETS
Current assets
Cash and cash equivalents	$78,589	$1,260	$(1,260)	$(40,019)	D	$38,570
Investments, at fair value	367	-	-	-		367
Accounts receivable, net	2,925	1,233	-	-		4,158
Inventory, net	5,723	346	-	-		6,069
Deferred costs	2,097	-	-	-		2,097
Prepaid income taxes	2,747	-	-	-		2,747
Receivable from shareholder	-	288	(288)	-		-
Deposits and other current assets	2,655	57	-	-		2,712
Total current assets	95,103	3,184	(1,548)	(40,019)		56,720

Property and equipment, net	3,302	402	-	-		3,704
Intangible assets, net	6,687	914	-	25,500	B	33,101
Goodwill	32,304	-	-	14,621	C	46,925
Deferred tax assets, non-current	30,689	-	-	-		30,689
Deposits and other non-current assets	751	96	-	-		847
TOTAL ASSETS	$168,836	$4,596	$(1,548)	$102		$171,986

LIABILITIES AND CAPITAL EQUITY
Current liabilities
Accounts payable	$1,086	$373	-	-		$1,459
Accrued expenses and other current liabilities	6,284	479	-	-		6,763
Shareholder loan	-	381	(381)	-		-
Current portion of loan payable	-	38	-	-		38
Deferred revenue, current portion	52,554	298	-	-		52,852
Total current liabilities	59,924	1,569	(381)	-		61,112

Deferred revenue, net of current portion	50,146	218	-	-		50,364
Loan payable, net of current portion	-	68	-	-		68
Other non-current liabilities	11,098	-	-	-		11,098
Total liabilities	121,168	1,855	(381)	-		122,642

Commitments and contingencies

Capital equity
Ordinary shares, No par value; 100,000 shares authorized; 25,036 shares issued	111,773	-	-	-		111,773
Common stock, $1.00 par value; 1,000 shares authorized; 1,000 shares issued	-	1		(1)		-
Additional paid-in capital	14,573	-	-	(1,933)	D	12,640
Treasury stock	(126,772)	-	-	3,609	D	(123,163)
Retained earnings	48,094	2,740	(1,167)	(1,573)		48,094
Total capital equity	47,668	2,741	(1,167)	102		49,344
TOTAL LIABILITIES AND CAPITAL EQUITY	$168,836	$4,596	$(1,548)	$102		$171,986

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

MAGICJACK VOCALTEC LTD. AND SUBSIDIARY
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015
(unaudited)
(in thousands, except per share data)

	magicJack VocalTec, Ltd. as reported	Broadsmart	Broadsmart Pro Forma Adjustments		Pro Forma Combined including Broadsmart

Net revenues	$100,962	$12,563	$-		$113,525
Cost of revenues	34,142	6,579	1,626	E	42,347
Gross profit	66,820	5,984	(1,626)		71,178

Operating expenses:
Marketing	9,409	262	-		9,671
General and administrative	27,547	1,929	2,487		31,963
Research and development	4,521	-	-	H	4,521
Total operating expenses	41,477	2,191	2,487		46,155
Operating income	25,343	3,793	(4,113)		25,023

Other income (expense):
Interest and dividend income	26	2	-		28
Interest expense	(57)	(18)	-		(75)
Other income, net	-	2	-		2
Total other (expense)	(31)	(14)	-		(45)
Income before income taxes	25,312	3,779	(4,113)		24,978
Income tax expense (benefit)	11,802	-	(129)	F	11,673
Net income	13,510	3,779	(3,984)		13,305

Income per ordinary share:
Basic	$0.80		$(0.03)	G	$0.77
Diluted	$0.79		$(0.02)	G	$0.77

Weighted average ordinary shares outstanding:
Basic	16,975		233	G	17,208
Diluted	17,045		233	G	17,278

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

MAGICJACK VOCALTEC LTD. AND SUBSIDIARY
NOTES AND ASSUMPTIONS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

NOTE 1 – ACQUISITION OF BUSINESS

Broadsmart

On March 15, 2016, the Company entered into an Asset Purchase Agreement, dated as of March 15, 2016 (the "Agreement") with Todd A. Correll, Thomas J. Tharrington (Messrs. Correll and Tharrington are collectively referred to as the "Seller Shareholders"), North American Telecommunications Corporation and subsidiary d/b/a Broadsmart (the "Seller" and collectively with the "Seller Shareholders," referred to as the "Seller Parties"). The Agreement provided that, upon the terms and subject to the conditions set forth in the Agreement, the Company will acquire all of the Seller's assets, properties and rights of whatever kind, tangible and intangible, other than certain excluded assets and excluded liabilities under the terms of the Agreement.

The Agreement provided that the Company would acquire substantially all of the assets and assume certain liabilities of the Seller in exchange for approximately $38.0 million in cash, plus unregistered ordinary shares of the Company worth $1.8 million, valued based on the average of the previous 30 days stock price, subject to certain adjustments, including an adjustment for working capital and indebtedness. The Agreement also provided for an additional contingent payment of up to $200,000 in cash to the Seller Shareholders in the event that certain two individuals currently employed by the Seller fail to accept the Company's employment offer within thirty days of the completion of the acquisition (the contingent payment is $100,000 in the event that one of the two individuals fails to accept such employment offer). This contingency was not met thus no additional payment is due to the Seller Shareholders. Lastly, the Seller Shareholders will receive an additional contingent payment of $2.0 million in cash if the acquired assets generate 2016 revenues equal to or exceeding $15.6 million (the "Earnout Payment"). The Earnout Payment will not exceed $2.0 million. The $2.0 million Earnout Payment was paid into escrow at the time of close. No asset or liability is included in the accompanying Pro Forma Condensed Combined Balance Sheet for this item.

The terms of the Agreement provided for the Company to place $3.0 million of the cash consideration at the closing in escrow with an escrow agent. The purpose of the escrow is to cover any indemnification claims by the Company against the Seller Parties. Under the terms of the Agreement, the Seller Parties are not liable to the Company and its affiliates until the aggregate amount of all losses in respect of indemnification exceeds $400,000 (the "Basket") and in such case the Seller Parties shall be liable only for all losses in excess of the Basket up to a cap of $3.0 million and excluding any individual loss that is less than or equal to $7,500. Certain fundamental representations and warranties, the post-closing covenants and certain other specified obligations of the Seller Parties are outside of the Basket, cap and individual loss limitations. The Company, at this time, does not estimate any liability in excess of the Basket and therefore no asset or liability are included in the accompanying Pro Forma Condensed Combined Balance Sheet for this item.

On March 17, 2016, the Company completed the acquisition of substantially all of the assets and assumed certain liabilities of Broadsmart upon the terms and conditions of the Agreement.

The Company issued 233,402 shares of the Company's ordinary shares from treasury stock with a fair value of $1.7 million based on closing market price per share as of the date of the acquisition to the Seller in satisfaction of the stock consideration provided in the Agreement. The Company also granted stock options to each of the Seller Shareholders to purchase 500,000 shares of the Company's ordinary shares in conjunction with each of them entering into an employment agreement with the Company which is considered compensation expense. The stock options shall vest as follows: 50% will vest in even annual increments over the next three-year period if the Seller Shareholders remain employed with the Company as of each respective vesting date, and 50% will vest over the next three-year period if Broadsmart achieves certain designated revenue and EBITDA targets. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options. The Agreement also provided for an additional contingent payment of up to $1.0 million in cash from the Seller Shareholders to certain two non-shareholders currently employed by the Seller Shareholders in the event those two individuals accept the Company's employment offer and remain employed by the Company through and including December 15, 2016. The Company accounted for this as compensation expense and contributed capital from the Seller Shareholders in the accompanying Pro Forma Condensed Statement of Operations.

Broadsmart is a leading hosted UCaaS (Unified Communication as a Service) provider for medium-to-large multi-location enterprise customers. Broadsmart has a track record of designing, provisioning and delivering complex UCaaS solutions to blue chip corporate customers on a nationwide basis. Broadsmart has expertise in servicing enterprises with hundreds-to-thousands of locations. With the acquisition of Broadsmart, the Company has diversified its operations into UCaaS targeting high end SMB and enterprise customers. This acquisition has positioned the Company to compete long-term in the UCaaS market.

The acquisition was accounted for using the acquisition method of accounting under which assets and liabilities of Broadsmart were recorded at their respective fair values including an amount for goodwill representing the difference between the acquisition consideration and the fair value of the identifiable net assets. The Company expects this goodwill to be deductible for tax purposes. The goodwill attributable to the acquisition has been recorded as a non-current asset and is not amortized, but is subject to an annual review for impairment.

The acquisition price was allocated to the tangible and identified intangible assets acquired and liabilities assumed as of the closing date. The fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions. The estimated fair values of assets acquired and liabilities assumed are considered preliminary and are based on the most recent information available. The Company believes that the information provides a reasonable basis for assigning the fair values of assets acquired and liabilities assumed. Thus, the provisional measurements of fair value set forth below are subject to change. The Company expects to finalize the valuation as soon as practicable, but not later than one year from the acquisition date.

The table below reflects the initial purchase price allocation for Broadsmart's assets, which is preliminary and subject to change (in thousands):

Total Purchase Consideration
Cash consideration	$40,019
Stock consideration issued	1,676
$41,695

The table below summarizes the estimated fair values of the assets acquired and liabilities assumed as if the acquisition occurred on December 31, 2015 (in thousands):

Assets acquired and liabilities assumed:
Accounts receivable, net	$1,233
Inventory, net	346
Deposits and other current assets	57
Property and equipment, net	402
Intangible assets, net	26,414
Deposits and other non-current assets	96
Accounts payable	(373)
Accrued expenses and other current liabilities	(479)
Deferred revenue, current portion	(298)
Current portion of note payable	(38)
Deferred revenue, net of current portion	(218)
Note payable, net of current portion	(68)
Net identifiable assets aquired	27,074
Goodwill	14,621
Total purchase consideration	$41,695

The intangible assets as of the closing date of the Acquisition included:

Amount
Customer relationships	$22,100
Non-compete agreements	100
Tradename	2,200
Process know how	1,100
Software license	914
$26,414

Indications of fair value of the intangible assets acquired in connection with the acquisition were determined using either the income, market or replacement cost methodologies. The intangible assets are being amortized over periods which reflect the pattern in which economic benefits of the assets are expected to be realized. The customer relationships are being amortized on an accelerated basis over an estimated useful life of sixteen years and the non-compete agreements, process know how and software license are being amortized on a straight-line basis over four years, five years and ten years, respectively. Tradename is not subject to amortization but is subject to an annual review for impairment.

The excess of purchase price over the fair value amounts assigned to the assets acquired and liabilities assumed represents the amount of goodwill resulting from the acquisition. The Company expects this goodwill to be deductible for tax purposes. The goodwill attributable to the acquisition has been recorded as a non-current asset and is not amortized, but is subject to an annual review for impairment. The Company believes the factors that contributed to goodwill include synergies that are specific to the Company’s consolidated business, the acquisition of a talented workforce that provides the Company with expertise in the small and medium business market, as well as other intangible assets that do not qualify for separate recognition.

NOTE 2 – PRO FORMA ADJUSTMENTS

The accompanying unaudited pro forma condensed combined financial statements reflect the following pro forma adjustments:

A. To eliminate the assets and liabilities of Broadsmart not subject to the acquisition and to eliminate the equity and retained earnings of Broadsmart pursuant to the acquisition.

B. The acquisition specified that the Company received substantially all of the assets and assumed certain liabilities of Broadsmart. The Company applied values to the assets acquired and liabilities assumed based on the fair market value in accordance with the principal accounting guidance (see Note 1).

C. Goodwill is the excess of the purchase price over the preliminary fair value of the underlying net identifiable assets acquired.

D. Reflects the purchase consideration (see Note 1).

E. Reflects $1.6 million in amortization expense as the pro forma amortization expense assumes the transaction closed on January 1, 2015.

F. Reflects the federal and state income tax expense (benefit) on pro forma pre-tax income as adjusted by the pro forma adjustments as the entity will no longer be a Sub-chapter S corporation.

G. Pro forma basic and diluted income per ordinary share information presented in the accompanying Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2015 is based on the weighted average number of ordinary shares which would have been outstanding during the period had the acquisition occurred on the first day of the period presented.

H. Reflects $2.5 million in compensation expense based on new employment agreements with Seller Shareholders and additional compensation expense for certain two non-shareholders currently employed by the Seller Shareholders as the pro forma compensation expense assumes the transaction closed on January 1, 2015. The $2.5 million in compensation expense includes: $0.2 million increase in base salary for Seller Shareholders, $1.3 in stock based compensation for Seller Shareholders, and $1.0 million compensation expense for two non-shareholders currently employed by the Seller Shareholders. Refer to Note 1 for further details. Ordinary share options granted to the Seller Shareholders were excluded from the earnings per share calculation because they would be anti-dilutive.